Exhibit 99.3

Contact Information:

CCG Investor Relations 10960 Wilshire Boulevard Suite 2050 Los Angeles, California 90024 (310) 231-8600 ext. 103 Crocker Coulson, President	Perini Corporation 73 Mount Wayte Ave. Framingham, MA 01701 (508) 628-2295 Michael E. Ciskey, Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces an Offering of

$100 Million of Senior Notes due 2013

Framingham, MA – May 22, 2006 — Perini Corporation (NYSE:PCR) today announced that it intends to offer, subject to market and other conditions, $100 million of Senior Notes due 2013 (the “Notes”). The Notes will be guaranteed by certain of Perini Corporation’s subsidiaries. The proceeds from the sale of the Notes will be used to repay the term loan outstanding under Perini Corporation’s existing credit facility and for general corporate purposes.

The Notes will be issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to persons outside of the United States under Regulation S under the Securities Act and to certain institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act.

The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction in which such an offer or sale would be unlawful.

Forward-Looking Statements

This announcement includes forward-looking statements, including Perini Corporation’s plans regarding the issuance of the Notes and use of proceeds from the sale of the Notes. Perini Corporation has based these forward-looking statements on its current expectations and projections about future events. Although Perini Corporation believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Perini Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.